UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM  12b-25

                           NOTIFICATION  OF  LATE  FILING

(Check  One)  [ x ] Form  10-K  [ ] Form  20-F  [ ] Form 11-K [ ] Form 10-Q
              [ ] Form  N-SAR

            For  Period  Ended  September  30,  2001

            [  ]  Transition  Report  on  Form  10-K
            [  ]  Transition  Report  on  Form  20-F
            [  ]  Transition  Report  on  Form  11-K
            [  ]  Transition  Report  on  Form  10-Q
            [  ]  Transition  Report  on  Form  N-SAR
            For  the  Transition  Period  Ended:  __________________________

READ  ATTACHED  INSTRUCTIONS  BEFORE  PREPARING  FORM.  PLEASE  PRINT  OR  TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART  I  -  REGISTRANT  INFORMATION:

AGROCAN  CORPORATION
Full  Name  of  Registrant

Suite  706,  Dominion  Centre,
43-59  Queen's  Road  East,
Hong  Kong
Address  of  principal  executive  offices:

HONG  KONG
City,  State  and  Zip  Code

PART  II  -  RULES  12b-25(b)  and  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

     [X]          (a)      The  reasons  described  in reasonable detail in Part
                           III of this form could not be eliminated without unreasonable effort or expense;

     [X]          (b)      The  subject  annual  report,  semi-annual  report,
                           transition report on Form 10-K, Form 20-F, 11-K, Form
                           N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]          (c)      The  accountant's statement or other exhibit required
                           by Rule 12b-25(b) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Company's principal operations are located in the People's Republic of China. Accordingly, the completion of the financial statements has been delayed for a short time.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Lawrence  Hon            (852)              2723-0983
    (Name)                    (Area  Code)       (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?

     [X]  Yes           [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ]  Yes          [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



                               AGROCAN CORORATION
           ----------------------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  12/28/2001            By:  /s/  Lawrence  Hon
                                -------------------------
                                Lawrence  Hon,  President


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